FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB OPERATIONS POST EPS OF $0.29 FOR Q3 2004;
SEQUENTIAL QUARTERLY REVENUE GROWTH EXCEEDS 6%

AMSTERDAM (27 October 2004) - Core Laboratories' (NYSE: "CLB") continuing operations posted third quarter 2004 earnings of $0.29 per diluted share equaling the highest quarterly earnings per share ever reported by the Company. Net income from continuing operations was $8,234,000. Third quarter revenues reached $108,779,000, an all-time quarterly high, up over 6% sequentially from second quarter 2004 levels and up 11% over third quarter revenues of a year ago. Third quarter 2004 operating margins were over 12%, up over 100 basis points sequentially from second quarter 2004 margins, with sequential quarterly incremental margins of 30%, excluding the impact of performance-based stock compensation expense. Net cash provided by continuing operations was $13,309,000 for the quarter. The Company's record quarterly results were due to ongoing internationally-based Reservoir Description projects, the increased demand for new Core Lab technology, services and products recently introduced by Production Enhancement operations, and the increasing growth and success of several recently introduced Reservoir Management studies.

For the first nine months of 2004, revenues, earnings per diluted share, net income, and net cash from operating activities of Core's continuing operations were among the highest ever posted for the first three quarters by the Company. Revenues reached a record $311,327,000, up 14% over revenues for the first three quarters of 2003. Earnings per diluted share for continuing operations were $0.64, up from $0.43 for the same nine-month period in 2003. Net income from continuing operations for the first three quarters of 2004 increased 36% to $18,481,000 while cash provided by continuing operations was $36,858,000.

"Core Laboratories' commitment to develop new technologies and services to optimize reservoir performance and maximize hydrocarbon recovery has resulted in all-time record quarterly and nine-month financial results," said Chairman, President, and CEO David M. Demshur. "We remain uniquely focused on helping our clients produce the incremental barrel equivalent of oil, thereby increasing the net present value and cash flow from their producing assets. The prospect of incremental production from existing fields is generating new levels of interest as worldwide spare productive capacity has recently dropped to historical lows. This new dynamic, coupled with our global network, positions Core for additional growth in a world of tighter energy supplies."

Reservoir Description

Reservoir Description operations posted revenues of $63,649,000 and profit of $7,402,000 yielding operating margins of 12%. Sequentially, quarterly operating margins increased over 70 basis points. Large-scale Reservoir Description projects continued in Europe, the Middle East, West Africa, and Asia-Pacific. Demand for reservoir fluid phase-behavior studies and analytical characterization of refined products in European operations was strong during the quarter. The Middle East reservoir studies are primarily related to expanding crude-oil production while limiting water production from existing fields. Deepwater reservoir projects offshore West Africa involve characterizing complex, semi-consolidated sandstone formations to establish the most effective and efficient production programs, and several Asia-Pacific studies are establishing petrophysical and reservoir fluid databases that will be used to design future enhanced recovery programs. Many of the Asia-Pacific projects have recently increased in scope in response to higher crude oil prices and increased returns for oil companies producing incremental barrels of oil.

Production Enhancement

Production Enhancement operations posted third quarter 2004 revenue of $39,409,000, its all-time quarterly record, and operating profit of $5,053,000, its second highest quarterly total in Company history. Year-over-year quarterly revenue grew 24%, while sequential quarterly revenue growth exceeded 19%. Sequential quarterly incremental margins reached 23%.

The record results were due to increased market acceptance and penetration of Core's proprietary and patented SpectraFlood™ and SpectraChem™ services and High Efficiency Reservoir Optimization (HERO™) perforating charges and gun systems. The SpectraFlood service, a new technology for evaluating the effectiveness of field floods, is currently being used in Mexico, the United States, and Nigeria. The new SpectraChem technology for evaluating near-wellbore clean-up of frac fluids, has been employed in several stimulations in Louisiana, Texas, and New Mexico. HERO perforating charges and gun systems, which minimize formation damage when wellbore casing is perforated, are now being utilized in shallow to medium-depth natural gas producing provinces in Canada, the United States, and Mexico.

Reservoir Management

Reservoir Management generated its third straight profitable quarter with revenues of $5,721,000 and operating profit of $900,000. Sequentially, quarterly revenue increased 23% while operating margins reached 16%. The introduction of several new integrated regional engineering and geological studies contributed to the results. The Petroleum Geology of Libya, which evaluates cores and drill cuttings samples from over 75 wells from the onshore portions of the Sirte, Murzuq, and Ghadames basins, now has 20 company participants. Core will be extending the study to include offshore Libya in the first quarter of 2005.

A regional study of the Natural Gas Reservoirs of the Western Anadarko and Arkoma Basins is now underway and has been very well received by the industry. Also, in the United States, the Eocene Provenance Study in the Gulf of Mexico has received strong interest and participation. Petrophysical, sedimentological, and mineralogical data sets from core and cuttings samples will be used to project reservoir quality for deep-shelf and deepwater Eocene targets. Recent deepwater discoveries in the Mississippi Fan and Perdido fold belts in the Alaminos Canyon and Walker Ridge blocks provide evidence of prolific Eocene potential in a wide area of the deepwater Gulf of Mexico.

Stock Repurchase Program

Core continued its Share Repurchase Program during the third quarter by buying approximately 407,000 shares in open-market purchases. Since the inception of the Share Repurchase Program in October 2002, Core has repurchased over 7,670,000 shares at an average price of approximately $14.60. Currently, Core has approximately 26,247,000 shares outstanding and 28,870,000 diluted weighted average shares outstanding. To date, Core has invested over $112,000,000 in the Stock Repurchase Program, maintaining an industry average net debt-to-capitalization ratio. During the quarter the Company also paid down revolver debt to $42,000,000 from $44,000,000 at the end of the second quarter of 2004.

Fourth Quarter 2004 Targets

For the fourth quarter of 2004, Core expects revenue from continuing operations to be approximately $108,000,000 to $113,000,000, with earnings from those operations to range from $0.29 to $0.31 per diluted share. The Company expects fourth quarter 2004 net cash provided by continuing operations to be approximately $15,000,000.

Core is currently reviewing its operating plans for 2005 and believes it is too early to issue 2005 revenue and earnings guidance. However, the Company has finalized its capital expenditure budget for 2005 and expects it to range from $13,000,000 to $15,000,000, similar to 2004 levels.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 28 October, 2004. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2003 Form 10-K filed 15 March 2004, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	9/30/2004	9/30/2003	9/30/2004	9/30/2003

REVENUES	$ 108,779	$ 97,791	$ 311,327	$ 273,955

OPERATING EXPENSES:
Costs of services and sales	85,562	75,480	244,971	220,864
General and administrative expenses	6,086	5,576	18,636	16,136
Depreciation and amortization	3,928	4,734	12,732	13,716
Performance-based stock compensation	199	-	3,074	-
Other expense, net	(362)	(229)	384	(701)
	95,413	85,561	279,797	250,015
INCOME FROM CONTINUING OPERATIONS BEFORE
INTEREST EXPENSE AND INCOME TAX EXPENSE	13,366	12,230	31,530	23,940
INTEREST EXPENSE	2,017	2,075	6,057	5,478

INCOME BEFORE INCOME TAX EXPENSE	11,349	10,155	25,473	18,462
INCOME TAX EXPENSE	3,115	2,615	6,992	4,835
INCOME FROM CONTINUING OPERATIONS	8,234	7,540	18,481	13,627

LOSS FROM DISCONTINUED OPERATIONS	(929)	(1,645)	(15,241)	(1,940)
NET INCOME	$ 7,305	$ 5,895	$ 3,240	$ 11,687

Diluted Earnings Per Share:
Income from Continuing Operations Before Performance-Based Stock Compensation Charge	$ 0.29	$ 0.25	$ 0.72	$ 0.43
Performance-Based Stock Compensation Charge	0.00	0.00	(0.08)	0.00
Income from Continuing Operations	0.29	0.25	0.64	0.43
Loss from Discontinued Operations	(0.03)	(0.05)	(0.53)	(0.06)
Net Income	$ 0.26	$ 0.20	$ 0.11	$ 0.37

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	28,506	30,019	28,920	31,391

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 63,649	$ 62,277	$ 188,682	$ 176,652
Production Enhancement	39,409	31,769	106,846	85,082
Reservoir Management	5,721	3,745	15,799	12,221
Total	$ 108,779	$ 97,791	$ 311,327	$ 273,955

Income (Loss) Before Interest and Taxes:
Reservoir Description	$ 7,402	$ 6,953	$ 18,684	$ 15,050
Production Enhancement	5,053	3,318	13,632	6,824
Reservoir Management	900	1,545	1,999	1,284
Corporate and other	11	414	(2,785)	782
Total	$ 13,366	$ 12,230	$ 31,530	$ 23,940

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
 (amounts in thousands)
(Unaudited)

ASSETS:	September 30, 2004	December 31, 2003

Cash and Cash Equivalents	$ 17,688	$ 16,225
Accounts Receivable, net	93,462	89,204
Inventory	32,517	31,314
Other Current Assets	8,364	10,345
Assets Held for Sale	88	19,865
Total Current Assets	152,119	166,953

Property, Plant and Equipment, net	81,236	87,336
Intangibles, Goodwill and Other Long Term Assets, net	147,024	147,412
Long Term Assets Held for Sale	-	19,695
Total Assets	$ 380,379	$ 421,396

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 25,585	$ 25,490
Other Current Liabilities	31,573	29,959
Liabilities of Assets Held for Sale	1,901	6,425
Total Current Liabilities	59,059	61,874

Long-Term Debt and Lease Obligations	117,331	124,684
Other Long-Term Liabilities	17,425	14,426
Shareholders' Equity	186,564	220,412
Total Liabilities and Shareholders' Equity	$ 380,379	$ 421,396

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Nine-Month Ended
September 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by continuing operations	$ 36,858
Net cash provided by discontinued operations	832
Net cash provided by operating activities	$ 37,690

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in continuing operations	$ (7,475)
Net cash provided by discontinued operations	19,024
Net cash provided by investing activities	$ 11,549

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash used in financing activities	$ (47,776)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,463
CASH AND CASH EQUIVALENTS, beginning of period	16,225
CASH AND CASH EQUIVALENTS, end of period	$ 17,688

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